Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2016, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Knight Transportation, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said reports in the Registration Statements of Knight Transportation, Inc. on Forms S-8 (File Nos. 333-72377, effective February 16, 1999, as amended, 333-105718, effective May 30, 2003, 333-126601, effective July 14, 2005, 333-152756, effective August 4, 2008, 333-181547, effective May 18, 2012, and 333-204156, effective May 14, 2015).

/s/ GRANT THORNTON LLP

Phoenix, Arizona
February 29, 2016

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